CME                                          CME & Company
                                             A partnership of:
                                             C.M. Exploration International Ltd.
                                             C.M. (Exploration) Ltd.





                                                         October 1, 1999


Columbia River Resources Ltd.
#304-856 Homer Street
Vancouver, B.C.
Canada V6B 2W5


ATTN.:   MR. ROBERT FERGUSON
         PRESIDENT


RE:  CONTRACT FOR PROFESSIONAL SERVICES


Pursuant to the agreement between Columbia River Resources Ltd. and Ayaco (Ghana) Ltd., the following outlines CME & Company's conditions, programs and budget for the services to be rendered by CME in Ghana.

The parties to this agreement are:

                           Columbia River Resources Ltd.
                           #304-856 Homer Street
                           Vancouver, B.C.
                           Canada V6B 2W5
                           hereinafter referred to as "CRVV"

                  and
                           CME & COMPANY
                           104-106 Kings Road, Brentwood, Essex, UK CM14 4EA hereinafter referred to as "CME."



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   P.O. Box 199 Victory House, Le Truchot, St. Peter Port, Guernsey, GY1 4JQ,
                                Channel Islands
             Telephone (441 481) 723372 Facsimile (441 481) 711354


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1.   PROPOSE WORK PROGRAM


     Reconnaissance Exploration

The objectives of the program are to define the presence of a gold system in the Ayaco licence area, which lies on-strike northeast of the highly prospective ground held by Normandy LaSource and Moydow Mines International Ltd.

Work to be completed during this initial reconnaissance phase of exploration may include:

o reconnaissance geological mapping and rock sampling of the Ayaco licence area, with the collected rock samples sent to an analytical lab for gold determination by fire assay.

o        stream sediment sampling over an approximately 307 sq. kilometre area.
         When possible, both active and trap samples will be collected. Sample locations will be determined through the use of a Global Positioning System (GPS) unit. Samples will be submitted to an analytical laboratory to be analyzed by the BLEG (Bulk Leach Extractable Gold) method.


Phase I:  Soil survey, trenching and pitting program

The objective of the program is to further establish the presence of a gold-bearing system in the Ayaco licence area and define target areas for future exploration activity.

Work completed during this phase of exploration may include:

o A soil sampling program over the most prospective ground, with a line spacing of 200 metres, and with collection of soil samples along lines at 50 metre intervals.

o        Airphoto interpretation

o Pitting along soil sampling lines which exhibit anomalous gold-in-soil values to investigate the source of such anomalies

o Trenching in areas of anomalous gold-in-soil values to further investigate such anomalous values.


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2.  REPORTING

The completion of the summary a report is contingent upon receiving all analytical results from the propose work program. Both CRVV and CME are aware of potential delays of sample shipment from Ayaco site to the analytical company in Vancouver, Canada and that such delays are beyond the control of CME. The summary report will be delivered to CRVV no later than 45 days from receiving the last batch of analytical results of the propose work program.

Four copies of the summary report will be provided to CRVV. Any addition of the summary report requested by CRVV will be charged at cost plus 15%.

3.  BUDGET

         Reconnaissance                 US$75,000
         Phase I                           75,000
                                      ------------
         Total(1)                       US$150,000
                                      ============


4.  CHANGE IN SCOPE AND COST REVISIONS.

CRVV may at any time instruct CME to investigate changes in the scope of the propose work program and CME shall forthwith prepare for CRVV's approval an estimate reflecting the cost if any, of such charge, based on the unit rates as follow:

Personnel:

         Consultant I                                    US$750 per day
         Project Manager/Consultant II                   US$650 per day
         Project Geologist                               US$400 per day
         Project Field Supervisor                        US$350 per day

Equipment:

         Vehicle                                         US$150 per day
         Subcontractor                                   cost plus 15%

CRVV also agrees to reimburse CME for all costs(2) incurred in connection with the project and to pay an administration fee of 15% of such costs.

--------
(1) Budgeted amount does not include any taxes that may be imposed by the Nigerian governemnt.
(2) Cost of any of CME's service providers (including for long distance telephone, long distance facsimile, travel and laboratory services) will be charged according to the cost charged CME without any credit CME may


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5.  PROJECT MANAGEMENT PROVISIONS

CME shall establish the project management team.

CME shall organize the team to accomplish the project within the limits of time, cost, and quality agreed.

Upon the scope, budget and schedule having been agreed to by CRVV, CME shall execute the necessary exploration tasks for the completion of the project and assume full control of, and responsibility for, this execution.

CRVV shall appoint a client representative whom CME shall report to. CME shall keep the representative informed as to the progress of the project and refer to the representative when there are:

     a)    changes in scope, and
     b)    significant changes which will effect the cost

6.   GENERAL PROVISIONS

It is mutually agreed that this agreement shall be binding upon and ensure to the benefit of the parties hereto, their respective successors and permitted assigns, but shall not be assignable by either party without the consent in writing of the other party first hand and obtained.

If requested by CRVV, CME will obtain all necessary work permits on behalf of and at the expense of CRVV. CRVV will be responsible for any damage to the environment incurred in the course of normal operations. CME will be responsible where direct negligence of its crews can be demonstrated.

CME shall perform and execute all works and services required pursuant to this contract in a proper, careful and workmanlike manner. CME shall comply with all mining and other laws, ordinances, rules and regulations relating to the work and to the preservation of the public health and safety.

CRVV will cooperate with CME and provide CME access to the site and to all exploration results and data.

CME shall at all times, enforce strict discipline and maintain good order among its employees, and shall not retain on the work any unfit person or anyone not skilled in the work assigned to them.


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received from time to time by reason of the volume of CME's overall business with its services providers.

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CME shall be excused for failure to perform its obligations  hereunder if such a failure is caused by war, invasion, insurrection, riot, the order or regulations of any civil or military authority, or by strikes, lockouts, or labour disputes, whether in or in the neighborhood of the work site or by the failure to perform by any supplier or subcontractor necessary for the completion of the contract.

CME  shall  be  responsible  for all  damages  arising  by  reason  of  injuries
(including death) sustained by any person or by reason of damage to property arising out of or in relation to work performed hereunder or equipment and vehicles used hereunder, and will indemnify CRVV against all claims arising by reason of such injuries and damages, excluding, however, claims arising out of negligent acts or omissions of CRVV, its servants or agents.

CRVV will be responsible for the cost of removing CME employees from the field in the event of restrictions to the site due to fire, fire hazard, flood or other Acts of God or environmental hazards which threaten the safety of CME crews.

CRVV agrees that any employee of its company while visiting the property outlined above will not in any way be considered an employee of CME. Any documents, data or maps released to an authorized representative of CRVV during a site examination shall be the responsibility of CRVV in the event of loss or damage.

It is understood the CME and its staff will not disclose any information with respect to this program, except to an authorized representative of CRVV, without the prior written consent of CRVV.

CRVV agrees not to use the name CME in any form, or the name of any of their employees in any public announcement, press release or public document without the prior written consent of CME.

7.  PAYMENT

CRVV agrees to make a 50% (US$75,000) payment of the budgeted amount (US$150,000), upon acceptance of this proposal and agreement on the scope and budget for the assignment. US$37,500 within two weeks of field work commencement. Receipt of balance immediately on client's receipt of 4 copies of final report.

Payments will be due on receipt of CME invoices. Interest will be charged on invoices more than 15 days overdue at the rate of 1.5% per month (compounded to 19.6% over one year).

This contract may be terminated by either party two weeks after the receipt of written notification. In the event of termination by CRVV, CME will be reimbursed for all work performed to the date of termination in accordance with the terms of this contract and all costs incurred to demobilize crews and all obligations entered into with suppliers or subcontractors prior to termination.


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If the preceding is  acceptable  as set out,  please sign and return one copy to
CME with an advance payment of US$75,000.


Yours very truly,
                                                 Accepted,
CME & Company                                    Columbia River Resources Ltd.
By C.M. Exploration International
General Partner


/s/ T. Gregory Hawkins                            /s/ Robert Ferguson
-------------------------                        ---------------------------
T. Gregory Hawkins                               Robert Ferguson
Managing Director                                President